EXHIBIT 10.1
                    SUMMARY OF THE COMPANY'S 1995 BONUS PLAN

Under the Pinnacle West Capital Corporation 1995 Bonus Plan, upon the recommendation of the Human Resources Committee, the Board establishes on an annual basis certain financial and other goals to be met, designating parameters of performance and assigning relative weights. The principal measures of performance during 1995 include per-share earnings, non-utility subsidiary earnings, net cash flow before dividends, debt retirement, and the development of long-term strategies for the Company and APS.